Exhibit 99.1

NEWS RELEASE

ICF International Reports Second Quarter 2010 Results

Total Revenue Increased 14 Percent

Core Business Revenue Up 24 Percent

Organic Growth Rate of 20 Percent

FOR IMMEDIATE RELEASE

FAIRFAX, Va. (August 5, 2010)—ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the second quarter ended June 30, 2010.

Second Quarter Results and Highlights

Total revenue for the 2010 second quarter reached $199.6 million, an increase of 14 percent over total revenue of $175.4 million reported in the 2009 second quarter and 24 percent above core business revenue1 of $160.6 million reported for last year’s second quarter. The second quarter of 2009 included $14.8 million of total revenue from The Road Home contract. Organic revenue2 growth was 20 percent for the 2010 second quarter.

Net income was $7.2 million, a 39 percent increase over the $5.2 million reported for last year’s second quarter. Earnings per diluted share were $0.37 compared to $0.33 per diluted share in the second quarter of 2009. For the 2010 second quarter, the fully diluted weighted average number of shares outstanding was 19.6 million compared to 15.7 million shares in the 2009 second quarter. The increase resulted primarily from the 3.6 million shares issued in connection with the Company’s secondary public offering, which was completed in December 2009.

“Our second quarter performance was at the high end of our guidance range,” noted Sudhakar Kesavan, chairman and chief executive officer. “Each of our markets achieved significant revenue growth, driven primarily by the continued strength of our federal government business, and we posted an exceptional organic growth rate of 20 percent. Operating income increased 25 percent, benefiting from higher revenue without a commensurate increase in indirect and selling expenses.”

“This was a solid sales quarter for ICF in which we captured several important contracts in the federal, state, and commercial markets. Quarter-end backlog was $1.3 billion, similar to levels at the end of the 2010 first quarter, and our pipeline is $2.9 billion,” Mr. Kesavan said.

Backlog and New Business Awards

Backlog was $1.3 billion at the end of the 2010 second quarter. Funded backlog was $549 million, or 43 percent of the total.

The total value of contracts awarded in the second quarter of 2010 was $162 million compared to $143 million in the second quarter of 2009.

[1]	Core business revenue excludes revenue from The Road Home contract.
[2]	Organic revenue excludes revenue from The Road Home contract and revenue from acquisitions closed during the previous four quarters.

Key contracts won in the second quarter included:

•

Health Informatics: A new $19 million, 41-month contract with the Centers for Disease Control and Prevention (CDC) for enhanced data collection support for public health applications and comparative effectiveness research for up to 15 cancer registries. For more than 10 years, ICF has supported the National Program of Cancer Registries Cancer Surveillance System.

•

Health Information Resource Center: A new $11.6 million contract with the CDC to develop a resource center for broad-scale community action to reduce chronic disease. Focused on combating obesity and reducing tobacco use, the center will provide expert information on policy, systems and environmental change, technical assistance, training, tools, and materials to 44 communities funded by CDC through the Communities Putting Prevention to Work Program.

•

Energy Efficiency: A $6.5 million recompete contract with the City and County of San Francisco to implement energy efficiency programs, including the San Francisco Energy Watch program and a federally funded Home Performance program.

•

Energy Efficiency and Clean Energy: Two new contracts with an aggregate ceiling of $8.5 million to support the U.S. Department of Energy’s State Energy Program and Energy Efficiency Conservation Block Grant recipients. Under these programs, ICF will support grantee energy efficiency and clean energy initiatives in the municipal, institutional, and health care sectors.

•

Transportation: Four five-year contracts totaling $7 million with the New York State Department of Transportation to provide transportation demand management and Commuter Choice service planning. These contracts are designed to help improve traffic congestion, air quality, commuting, and mobility throughout the New York metropolitan area and the state.

•	Energy Efficiency: Two multi-million dollar energy efficiency contracts to assist two utilities with energy efficiency program management.

Summary and Outlook

“We expect 2010 to be a year of continued strong growth for ICF,” Mr. Kesavan said. “Based upon our year-to-date results and our current visibility, we are narrowing our total revenue guidance range for full year 2010 to $755 million to $775 million from the previous range of $740 million to $775 million and our organic revenue growth rate range to 13 percent to 16 percent from the previous range of 11 percent to 16 percent. We reaffirm our expectations for EBITDA3 margin in the range of 9 percent to 10 percent and for diluted EPS of $1.33 to $1.43, based on approximately 19.7 million fully diluted shares outstanding and an effective tax rate of 40.0 percent.”

For the third quarter of 2010, the Company expects total revenue of $195 million to $202 million and diluted EPS of $0.35 to $0.40, based on approximately 19.7 million fully diluted shares outstanding and an effective tax rate of 40.2 percent.

[3]	EBITDA is a non-GAAP measurement, which adds depreciation and amortization to operating income to derive EBITDA. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA does not purport to be an alternative to operating income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity. Please refer to the table at the bottom of the statement of earnings in this release that reconciles GAAP operating income to EBITDA and adjusted EBITDA.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy and climate change; environment and infrastructure; health, human services, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,500 employees serve these clients worldwide. ICF's Web site is http://www.icfi.com/.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

SOURCE: ICF International

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

ICF International, Inc. and Subsidiaries

Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Gross Revenue	$199,647	$175,405	$374,085	$333,267
Direct Costs	125,131	103,911	232,690	203,148
Operating costs and expenses:
Indirect and selling expenses	56,130	55,698	107,160	100,987
Depreciation and amortization	2,643	2,499	5,311	4,058
Amortization of intangible assets	3,082	3,160	6,163	4,907

Total operating costs and expenses	61,855	61,357	118,634	109,952

Operating Income	12,661	10,137	22,761	20,167
Interest expense	(917)	(1,500)	(1,880)	(2,236)
Other income	79	194	98	360

Income before taxes	11,823	8,831	20,979	18,291
Provision for income taxes	4,622	3,662	8,358	7,240

Net income	$7,201	$5,169	$12,621	$11,051

Earnings per Share:
Basic	$0.37	$0.34	$0.65	$0.73

Diluted	$0.37	$0.33	$0.65	$0.71

Weighted-average Shares:
Basic	19,351	15,204	19,317	15,142

Diluted	19,568	15,710	19,537	15,647

Reconciliation of EBITDA
Operating Income	12,661	10,137	22,761	20,167
Depreciation and amortization	5,725	5,659	11,474	8,965

EBITDA	18,386	15,796	34,235	29,132
Transaction related costs	—	—	—	987

Adjusted EBITDA	18,386	15,796	34,235	30,119

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	June 30, 2010	December 31, 2009
	(Unaudited)

Current Assets:
Cash and cash equivalents	$5,338	$2,353
Contract receivables, net	164,541	174,120
Prepaid expenses and other	8,791	6,666
Income tax receivable	—	4,175
Deferred income taxes	3,885	1,337

Total current assets	182,555	188,651

Total property and equipment, net	20,006	22,600
Other assets:
Goodwill	323,467	323,467
Other intangible assets, net	32,311	38,474
Restricted cash	3,150	2,123
Other assets	6,874	6,912

Total assets	$568,363	$582,227

Current Liabilities:
Accounts payable	$23,618	$27,075
Accrued expenses	20,771	21,770
Accrued salaries and benefits	34,271	32,072
Deferred revenue	14,069	19,370

Total current liabilities	92,729	100,287

Long-term liabilities:
Long-term debt	120,000	145,000
Deferred rent	5,300	2,914
Deferred income taxes	11,984	11,656
Other	4,164	4,810

Total Liabilities	234,177	264,667
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 19,425,612 and 19,278,591 issued; and 19,400,326 and 19,278,591 outstanding as of June 30, 2010, and December 31, 2009, respectively	19	19
Additional paid-in capital	216,407	211,412
Treasury stock, at cost	(584)	—
Accumulated other comprehensive loss	(743)	(337)
Retained earnings	119,087	106,466

Total stockholders’ equity	334,186	317,560

Total liabilities and stockholders’ equity	$568,363	$582,227

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six months ended June 30,
	2010	2009

Cash flows from operating activities
Net income	$12,621	$11,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,474	8,965
Non-cash compensation	3,888	3,775
Loss on disposal of fixed assets	19	17
Deferred income taxes	(2,220)	(2,734)
Deferred rent	381	(29)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	9,579	17,833
Prepaid expenses and other	(2,114)	(5,005)
Accounts payable	(3,822)	(1,334)
Accrued expenses	887	(9,189)
Accrued salaries and benefits	2,213	(6,785)
Deferred revenue	(5,301)	(1,783)
Income tax receivable	5,235	2,353
Restricted cash	(1,027)	1,849
Other liabilities	(646)	362

Net cash provided by operating activities	31,167	19,346

Cash flows from investing activities
Capital expenditures	(3,077)	(2,579)
Capitalized software development costs	(201)	(235)
Payments for business acquisitions, net of cash acquired	—	(156,902)

Net cash used in investing activities	(3,278)	(159,716)

Cash flows from financing activities
Advances from working capital facilities	13,051	235,008
Payments on working capital facilities	(38,051)	(93,335)
Debt issue costs	(21)	(630)
Proceeds from exercise of options	489	1,761
Excess tax benefits of stock option exercises	606	1,007
Net payments for stockholder issuances and buybacks	(572)	(473)

Net cash (used in) provided by financing activities	(24,498)	143,338
Effect of exchange rate on cash	(406)	(131)

Net increase in cash and cash equivalents	2,985	2,837
Cash and cash equivalents, beginning of period	2,353	1,536

Cash and cash equivalents, end of period	$5,338	$4,373

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$2,379	$1,767

Income taxes	$4,682	$6,678